Exhibit 10.

AMENDMENT NUMBER 2006-1

TO SERVICES AGREEMENT

This is Amendment Number 2006-1 (this “Amendment”) to the Services Agreement by and between ING North America Insurance Corporation (the “Service Provider”) and ING USA Annuity and Life Insurance Company, formerly known as Golden American Life Insurance Company (the “Company”). This Amendment is dated as of September 11, 2006.

1.           Background. The Service Provider and the Company are parties to a Services Agreement, dated as of January 1, 2001 (the “Agreement”), pursuant to which the Service Provider provides the Company with certain services more particularly described in Exhibit A to the Agreement as requested by the Company from time to time. The Service Provider and the Company wish to amend Section 1 of the Agreement to provide that the Service Provider, with the Company’s consent, may subcontract with any third party for the performance of the Services requested of the Service Provider. Capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2.           Amendment to Section 1 of the Agreement.

Section 1, subparagraph (a) is amended by the addition of the following sentence as the second and last sentence of subparagraph (a):

“The Service Provider may also negotiate with third parties for Services to be provided pursuant to agreements for the benefit of the Company and affiliates.”

Section 1, subparagraph (b) is amended by the deletion of the first two sentences of subparagraph (b) and the insertion of the following sentence in lieu thereof:

“The Service Provider agrees to maintain or arrange for the provision of sufficient facilities and trained personnel of the kind necessary to perform the Services under this Agreement.”

Section 1 is further amended by the addition of the following provision as subparagraph (d) thereof:

“Nothing herein shall be deemed to grant the Service Provider an exclusive right to provide Services to the Company to the extent not requested by the Company pursuant to this Agreement, and the Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by the Company pursuant to this Agreement. The Service Provider, with the Company’s consent, shall have the right to subcontract with any third party for the performance of

Services requested by the Service Provider, provided that the Service Provider shall remain responsible for the performance of such Services by any such subcontractors; and provided further, that the charges for any such Services subcontracted to an affiliate shall be determined in accordance with Section 2 of this Agreement, and shall consist only of the Direct Costs and Indirect Costs incurred by the affiliated subcontractor in rendering the subcontracted Services to the Company.

3.       Amended Agreement. Except as specifically amended by this Amendment, each and every term of the Agreement remains in full force and effect.

4.       Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ING NORTH AMERICA INSURANCE CORPORATION
By:	/s/ Michael J. Knipper
Name:	Michael J. Knipper
Title:	Vice President

ING USA ANNUITY AND LIFE INSURANCE COMPANY
By:	/s/ Catherine H. Smith
Name:	Catherine H. Smith
Title:	Senior Vice President